Exhibit 99.1

Cocrystal Pharma Showcases CDI-988, the First Oral Antiviral in Development for Norovirus Infection, in a Podium Presentation at the International Calicivirus Conference

BOTHELL, Wash. (September 12, 2025) – Cocrystal Pharma, Inc. (Nasdaq: COCP) announces that President and co-CEO Sam Lee, PhD discussed the scientific foundation and clinical progress with the Company’s lead pan-viral protease inhibitor CDI-988 during a podium presentation at the 9th International Calicivirus Conference, held September 7–11, 2025 in Banff, Alberta. Based on a novel mechanism of action and superior broad-spectrum antiviral activity, CDI-988 represents a potential first oral antiviral for the prevention and treatment of norovirus infection.

“It was an honor to share highlights of our CDI-988 Phase 1 data with global norovirus experts at the leading calicivirus scientific meeting,” said Dr. Lee. “The recent completion of Phase 1 study and U.S. Food and Drug Administration’s (FDA) Investigation New Drug (IND) clearance for the next study mark significant milestones for our clinical development of CDI-988.”

In “Oral Direct-Acting Antiviral CDI-988 for Norovirus Infection Prevention and Treatment: Mechanism of Action and Phase 1 Study Results,” Dr. Lee emphasized CDI-988’s favorable safety profile in human intestinal tissue, the primary site of norovirus infection, along with its high exposure in small intestine, suggesting a potential GI-targeted norovirus antiviral.

CDI-988 was rationally designed with Cocrystal’s proprietary structure-based drug discovery platform technology. In vitro potency data and high-resolution crystal structures have shown broad-spectrum antiviral activity against multiple norovirus genogroups including GII.4 and GII.17, the strain responsible for the majority of circulating infections.

Dr. Lee also discussed previously reported Phase 1 results demonstrating CDI-988’s favorable safety and tolerability profile, with no serious adverse events. Earlier this week, Cocrystal announced FDA authorization to proceed with a Phase 1b human challenge study to evaluate CDI-988 as a potential norovirus prophylaxis and treatment. The study is expected to begin before year end.

The Calicivirus Conference is held every three years and unites scientists from across the globe who study calicivirus virology, evolution, pathogenesis, structural biology, diagnosis, epidemiology, treatment and prevention. The conference aims to foster open discussions, spark new collaborations and explore groundbreaking research. Delegates at this year’s conference engaged with the latest advances in the field through state-of-the-art lectures, oral presentations and poster sessions.

Protease Inhibitor CDI-988

CDI-988 was designed and developed with Cocrystal’s proprietary structure-based platform technology as a broad-spectrum inhibitor to a highly conserved region in the active site of 3CL viral proteases. It targets a highly conserved region in the active site of noroviruses, coronaviruses and other 3CL viral proteases.

Norovirus Infection

Norovirus, the leading cause of viral gastroenteritis worldwide, spreads rapidly in community settings such as hospitals, nursing homes, childcare facilities, schools and cruise ships. It causes nausea, vomiting, diarrhea, abdominal pain and dehydration, and is responsible for an estimated $60 billion worldwide in direct healthcare costs and lost productivity.

Cocrystal Structure-Based Platform Technology

CDI-988 leverages Cocrystal’s proprietary structure-based drug discovery platform, which provides three-dimensional visualization of inhibitor complexes at near-atomic resolution. This technology enables rapid identification of novel drug binding sites and accelerates the development of broad-spectrum antivirals for the treatment of acute and chronic viral diseases.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company that addresses significant unmet needs by developing innovative antiviral treatments for challenging diseases including influenza, viral gastroenteritis, COVID, and hepatitis. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create first- and best-in-class antiviral drugs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential efficacy of CDI-988 as a potential antiviral for the prevention and treatment of norovirus infection, and the Company’s plan to initiate a Phase 1b study in 2025. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, the risks and uncertainties arising from the ability of our clinical research organization to recruit volunteers for, and to otherwise proceed with the challenge study, our contract manufacturing organization’s ability to produce the products needed for the study, risks relating to our ability to obtain regulatory approval for and proceed with clinical trials and our liquidity needs. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

Alliance Advisors IR

Jody Cain

310-691-7100

jcain@allianceadvisors.com

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